Exhibit 99.1

News Release
Weatherford Reports Second Quarter Income From Continuing Operations of $0.68 Per Diluted
Share Before Non-Recurring Items
28 Percent Increase Over Prior Year, Despite Severe Canadian Market Declines
HOUSTON, July 23, 2007 — Weatherford International Ltd. (NYSE: WFT) today reported second quarter 2007 net income of $235.0 million from continuing operations, or $0.68 per diluted share, before non-recurring items. Second quarter diluted earnings per share from continuing operations reflect an improvement of 28 percent over the second quarter of 2006 diluted earnings per share from continuing operations of $0.53, before non-recurring items. The non-recurring items in the second quarter of 2007 results include severance associated with the company’s second quarter restructuring activities of $8.6 million, after tax, and $50.0 million of expense for withholding taxes on a distribution made by the company to one of its foreign subsidiaries.
Second quarter revenues were $1,815.9 million, or 18 percent higher than the same period last year, against a backdrop of a two percent increase in rig activity.
Sequentially, the company’s second quarter diluted earnings per share from continuing operations were lower than the record first quarter 2007 diluted earnings per share from continuing operations of $0.83, before non-recurring items, primarily due to an unusually severe seasonal downturn in the Canadian market.

In the first six months of 2007, revenues were $3.7 billion and income from continuing operations before charges was $521.5 million, or $1.50 per diluted share. In 2006, the company reported revenues for the first six months of $3.1 billion and income from continuing operations before charges of $396.8 million, or $1.11 per diluted share.
North America
Revenues for the quarter were $883.4 million. This is a five percent increase over the same quarter in the prior year, as compared to a one percent rig count decline. Growth in the U.S. rig count was more than offset by a 51% drop in the Canadian rig count. Sequentially, revenues decreased 12 percent, as compared to a 16 percent decline in rig count, driven by a 72% sequential decline in the Canadian rig count. In Canada, all product lines declined. In the U.S., artificial lift, completion, wireline, drilling services and chemicals & stimulation performed exceptionally well.
Operating income of $192.3 million was 14 percent lower than the same quarter in the prior year and 36 percent lower than the preceding quarter. The sharp drop in Canadian activity negatively impacted operating margins.
Latin America
Second quarter revenues of $206.6 million were 16 percent higher than the second quarter of 2006 and essentially flat with the prior quarter. This region’s performance reflected the strongest sequential growth in its artificial lift, drilling services and well construction product lines.

The current quarter’s operating income of $45.7 million improved 36 percent as compared to the same quarter in the prior year and decreased six percent as compared to the first quarter of 2007. Sequentially, the decrease in operating income was primarily driven by decreased activity in Venezuela’s Orinoco basin, where the company has a substantial share of the heavy oil market.
Europe/West Africa/CIS
Second quarter revenues of $290.6 million were 42 percent higher than the second quarter of 2006 and 19 percent higher than the prior quarter. This region improved across all product lines with the strongest growth in the completion, drilling services, wireline and drilling tools product lines.
The current quarter’s operating income of $68.8 million improved 52 percent as compared to the same quarter in the prior year and 26 percent as compared to the first quarter of 2007.
Middle East/North Africa/Asia
Second quarter revenues of $435.3 million were 38 percent higher than the second quarter of 2006 and 10 percent higher than the prior quarter. This region’s performance reflected sequential improvements in its drilling services, artificial lift, completion and drilling tools service lines.
The current quarter’s operating income of $97.0 million improved 68 percent as compared to the same quarter in the prior year and 16 percent as compared to the prior quarter.

Discontinued Operations
The company is disposing of an R&D driven investment in producing oilfield assets. The results of operations of this business for the current and prior periods are reflected as discontinued operations, net of taxes. For the three months ended June 30, 2007, the loss per diluted share from discontinued operations was $0.03.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2007 second quarter results on July 23, 2007 at 7:30 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 33,500 people worldwide.
# # #

Contact:	Andrew P. Becnel	(713) 693-4136
Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Net Revenues:
North America	$883,364	$839,753	$1,889,997	$1,762,187
Latin America	206,604	178,637	412,546	340,732
Europe/West Africa/CIS	290,639	205,092	535,597	382,316
Middle East/North Africa/Asia	435,338	315,094	830,090	589,352

	1,815,945	1,538,576	3,668,230	3,074,587

Operating Income (Expense):
North America	192,268	222,276	492,166	484,689
Latin America	45,742	33,575	94,331	58,737
Europe/West Africa/CIS	68,801	45,178	123,558	79,353
Middle East/North Africa/Asia	96,998	57,806	180,471	104,120
Research and Development	(40,700)	(37,361)	(81,214)	(73,804)
Equity in Earnings	989	3,293	1,779	5,927
Corporate Expenses	(23,525)	(21,507)	(50,620)	(43,763)
Exit Costs and Restructuring Charges	(13,132)	(2,770)	(17,316)	(2,770)

	327,441	300,490	743,155	612,489

Other Income (Expense):
Other, Net	(5,934)	(9,926)	(8,306)	(10,749)
Interest Expense, Net	(35,293)	(23,637)	(69,064)	(42,579)

Income from Continuing Operations Before Income Taxes and Minority Interest	286,214	266,927	665,785	559,161

Provision for Income Taxes:
Provision for Operations	(59,845)	(78,503)	(152,743)	(163,376)
Tax Charges and Benefit From Exit and Restructuring Charges	(45,426)	970	(43,906)	970

	(105,271)	(77,533)	(196,649)	(162,406)

Income from Continuing Operations Before Minority Interest	180,943	189,394	469,136	396,755
Minority Interest, Net of Taxes	(4,463)	(899)	(8,837)	(1,736)

Income from Continuing Operations	$176,480	$188,495	$460,299	$395,019
Loss from Discontinued Operation, Net of Taxes	(11,170)	(1,648)	(13,417)	(4,855)

Net Income	$165,310	$186,847	$446,882	$390,164

Basic Earnings Per Share:
Income from Continuing Operations	$0.52	$0.54	$1.36	$1.13
Loss from Discontinued Operation	(0.03)	(0.00)	(0.04)	(0.01)

Net Income	$0.49	$0.54	$1.32	$1.12

Diluted Earnings Per Share:
Income from Continuing Operations	$0.51	$0.53	$1.33	$1.10
Loss from Discontinued Operation	(0.03)	(0.01)	(0.04)	(0.01)

Net Income	$0.48	$0.52	$1.29	$1.09

Weighted Average Shares Outstanding:
Basic	338,331	348,853	338,670	349,006
Diluted	347,817	358,433	347,062	358,164

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

			Three Months
			Ended

	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Net Revenues:
North America	$883,364	$1,006,633	$956,436	$954,007	$839,753
Latin America	206,604	205,942	211,512	173,953	178,637
Europe/West Africa/CIS	290,639	244,958	229,757	215,270	205,092
Middle East/North Africa/Asia	435,338	394,752	409,883	353,523	315,094

	$1,815,945	$1,852,285	$1,807,588	$1,696,753	$1,538,576

Operating Income (Expense):
North America	$192,268	$299,898	$274,007	$281,484	$222,276
Latin America	45,742	48,589	46,413	27,877	33,575
Europe/West Africa/CIS	68,801	54,757	47,646	46,049	45,178
Middle East/North Africa/Asia	96,998	83,473	98,086	71,134	57,806
Research and Development	(40,700)	(40,514)	(37,384)	(38,241)	(37,361)
Equity in Earnings (Losses)	989	790	93	(190)	3,293
Corporate Expenses	(23,525)	(27,095)	(26,625)	(24,718)	(21,507)
Exit Costs and Restructuring Charges	(13,132)	(4,184)	(23,433)	—	(2,770)

	$327,441	$415,714	$378,803	$363,395	$300,490

Supplemental Information
(Unaudited)
(In 000’s)

			Three Months
			Ended

	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Depreciation and Amortization:
North America	$66,959	$61,764	$58,475	$58,102	$53,829
Latin America	17,118	16,739	17,307	16,856	15,251
Europe/West Africa/CIS	20,936	18,235	17,259	16,460	16,084
Middle East/North Africa/Asia	36,951	36,167	32,549	29,653	27,263
Research and Development	1,669	1,620	1,819	1,813	1,867
Corporate	909	990	1,576	596	700

	$144,542	$135,515	$128,985	$123,480	$114,994

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2007 and 2006, the three months ended March 31, 2007 and the six months ended June 30, 2007 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2007		2007		2006		2007		2006
Operating Income:
GAAP Operating Income	$327,441		$415,714		$300,490		$743,155		$612,489
Exit costs and restructuring charges	13,132	(a)	4,184	(b)	2,770	(c)	17,316	(d)	2,770	(e)

Non-GAAP Operating Income	$340,573		$419,898		$303,260		$760,471		$615,259

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(105,271)		$(91,378)		$(77,533)		$(196,649)		$(162,406)
Tax impact of charges	(4,574	)(a)	(1,520	)(b)	(970	)(c)	(6,094	)(d)	(970	)(e)
Other charge	50,000	(a)	—		—		50,000	(d)	—

Non-GAAP Provision for Income Taxes	$(59,845)		$(92,898)		$(78,503)		$(152,743)		$(163,376)

Income from Continuing Operations:
GAAP Income from Continuing Operations	$176,480		$283,819		$188,495		$460,299		$395,019
Total charges, net of tax	58,558	(a)	2,664	(b)	1,800	(c)	61,222	(d)	1,800	(e)

Non-GAAP Income from Continuing Operations	$235,038		$286,483		$190,295		$521,521		$396,819

Diluted Earnings Per Share From Continuing Operations:
GAAP Diluted Earnings per Share From Continuing Operations	$0.51		$0.82		$0.53		$1.33		$1.10
Total charges, net of tax	0.17	(a)	0.01	(b)	0.00	(c)	0.17	(d)	0.01	(e)

Non-GAAP Diluted Earnings per Share From Continuing Operations	$0.68		$0.83		$0.53		$1.50		$1.11

Note (a): This amount represents severance charges associated with the Company’s restructuring activities. On an after tax basis, these charges approximated $8.6 million during the three months ended June 30, 2007. In addition, the Company incurred a tax charge of $50.0 million for withholding taxes required to be paid on a distribution made by the Company to one of its foreign subsidiaries. On an after tax basis, these items resulted in an effect of seventeen cents per diluted share for the three months ended June 30, 2007.
Note (b): This amount represents severance charges associated with the Company’s restructuring activities. On an after tax basis, these charges approximated $2.7 million, or one cent per diluted share, during the three months ended March 31, 2007.
Note (c): This amount represents severance charges associated with the integration of the Precision acquisition. On an after tax basis, these charges approximated $1.8 million during the three months ended June 30, 2006.
Note (d): This amount represents severance charges associated with the Company’s restructuring activities. On an after tax basis, these charges approximated $11.2 million during the six months ended June 30, 2007. In addition, the Company incurred a tax charge of $50.0 million for withholding taxes required to be paid on a distribution made by the Company to one of its foreign subsidiaries. On an after tax basis, these items resulted in an effect of seventeen cents per diluted share for the six months ended June 30, 2007.
Note (e): This amount represents severance charges associated with the integration of the Precision acquisition. On an after tax basis, these charges approximated $1.8 million, or one cent per diluted share, during the six months ended June 30, 2006.